Exhibit 10.20

Production Agreement

Party A: Beijing Dehaier Medical Technology Co., Ltd.

Party B: Friend of Health (Chuzhou) Medical Technology Co., Ltd.

Party A entrusts Party B to produce Party A’s products including a) air compressor and b) oxygen concentrator (please refer to the processing files provided by Party A for the requirements on production technology).

I. Liability of Party A

(a)	Party A should provide complete technology files and processing files and offer worker training programs.

(b) Party A should help Party B build qualification systems and ISO 13485 quality system required by the country in order to ensuring the product quality.

(c) Party A should purchase all the products produced according to Party A’s arrangement. If Party A fails to fulfill the purchase, it should increase the price according to the actual purchase volume (RMB—per air compressor, while RMB—per oxygen concentrator).

(d) If Party A needs more products in an account period, it should make payment for getting the products.

(e) Party A should provide core parts (oxygen-chip) according to the stock of spare parts purchased by Party B. Party A should be responsible for the installation and after sales service of the products.

II. Liability of Party B

(a) Party B should purchase and produce according to the supplier list and processing files provided by Party A separately.

(b) If Party B has local purchasing and outsource processing, each part and processing file should be tested and approved by technology department of Party A before the mass production.

(c) Party B should provide—air compressors and—oxygen concentrators to Party A on credit. The account period is 45 days calculated from the day of delivery, while Party A should pay before the due date of the account period. Party B delivers products to the address appointed by Party A, while Party A pays for the carriage.

(d) Besides products within an account period, Party B should have at least the following stocks:

✓ — air compressors (finished goods)

✓ — oxygen concentrator (finished goods)

✓ — sets of spare parts for the air compressor

✓ — sets of spare parts for the oxygen concentrator

Note: The detailed production period should be arranged after discussion of production personnel of both parties.

(e) Party B should not sell the above two products in other territories except Chuzhou. When selling locally, Party A agrees to offer Party B a price which is —% lower than the price for distributors.

III. Settlement Price:

Current price of raw materials:

(a) Air Compressor Type A: RMB — for each; Type B: RMB — for each

Oxygen Concentrator: RMB — for each

(b) For each air compressor, Party B adds RMB — (exclude tax); for each oxygen concentrator, Party B adds RMB — (exclude tax).

(c) Price on invoice:

✓ Air Compressor Type A: RMB —;

✓ Air Compressor Type B: RMB —;

✓ Oxygen Concentrator: RMB —

IV. Product and committed purchase quantity

Party A agrees to purchase no less than — sets of air compressor and — sets of oxygen concentrator during the first year of this agreement, the purchase volume should increase —% every year after that. (This article should under the articles II.(c) and II.(d) be met.)

V. Party B should in charge of all the administration of its own, Party A should provide technical support and production coordination. The financial personnel of Party A and Party B should check the settlement.

VI. For pending issues, Party A and Party will negotiate for settlements.

Party A: /s/ Beijing Dehaier Medical Technology Co., Ltd.

Party B: /s/ Friend of Health (Chuzhou) Medical Technology Co., Ltd.